RESTATED EMPLOYMENT AGREEMENT

This RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made effective July 1, 2013 by and between Willis North America Inc. ("Employer") and Todd J. Jones ("Employee").

WHEREAS, Employee's execution of this Agreement will result in Employee's promotion to the position of Chief Executive Officer of Employer as of July 1, 2013; and

WHEREAS, Employee's execution of this Agreement will result in a significant increase in Employee's overall compensation package including his base salary and incentive compensation as detailed in the Letter Agreement which is attached hereto as Exhibit A.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment, Compensation and Benefits. Employer will pay Employee such compensation and benefits as are set forth in the Letter Agreement attached hereto and incorporated into this Agreement as Exhibit A. Such compensation and benefits may be changed by Employer pursuant to its normal compensation and benefit review procedures or from time to time. Employee's job title, position and duties are also subject to review and change by Employer pursuant to its normal job position and performance review procedures or from time to time.

2. Confidential Information and Work for Hire.

a. Employer shall provide Employee with access to nonpublic Employer/Willis1 information to the extent reasonably necessary to the performance of Employee's job duties. Employee acknowledges that all non-public information (including, but not limited to, information regarding Employer's clients), owned or possessed by Employer/Willis (collectively, "Confidential Information") constitutes a valuable, special and unique asset of the business of Employer/Willis. Employee shall not, during or after the period of his/her employment with Employer (i) disclose, in whole or in part, such Confidential Information to any third party without the consent of Employer or (ii) use any such Confidential Information for his/her own purposes or for the benefit of any third party. These restrictions shall not apply to any information in the public domain provided that Employee was not responsible, directly or indirectly, for such information entering the public domain without the Employer's consent. Upon termination of Employee's employment hereunder, Employee shall promptly return to Employer all Employer/Willis materials, information and other property (including all files, computer discs and manuals) as may then be in Employee's possession or control.

b. Any work prepared by Employee as an employee of Employer including written and/or electronic reports and other documents and materials shall be "work for hire" and shall be the exclusive property of the Employer. If, and to the extent that, any rights to such work do not vest in Employer automatically, by operation of law, Employee shall be deemed to hereby unconditionally and irrevocably assign to Employer all rights to such work and Employee shall cooperate fully with Employer's efforts to establish and protect its rights to such work.

3. Employee Loyalty, Non-competition and Non-solicitation. Employee understands that Employee owes a duty of loyalty to Employer and, while in Employer's employ, shall devote Employee's entire business time and best good faith efforts to the furtherance of Employer's legitimate business interests. All business activity participated in by Employee as an employee of Employer shall be undertaken solely for the benefit of Employer. Employee shall have no right to share in any commission or fee resulting from such business activity other than the compensation referred to in paragraph 1. While this Agreement is in effect and for a period of two years following termination of

1 All references in this Employment Agreement to "Employer/Willis" shall be understood to refer to Employer and/or Employer's parent companies and other affiliates, as well as their successors and assigns.

Employee's employment with Employer, Employee shall not, within the "Territories" described below:

a. directly or indirectly solicit, accept, or perform, other than on Employer's behalf, insurance brokerage, insurance agency, risk management, claims administration, consulting or other business performed by the Employer/Willis from or with respect to (i) clients of Employer/Willis with whom Employee had business contact or provided services to, either alone or with others, while employed by either Employer or any affiliate of Employer and, further provided, such clients were clients of Employer/Willis either on the date of termination of Employee's employment with Employer or within twelve (12) months prior to such termination (the "Restricted Clients") and (ii) active prospective clients of Employer/Willis with whom Employee had business contacts regarding the business of the Employer/Willis within six (6) months prior to termination of Employee's employment with Employer (the "Restricted Prospects").

b. directly or indirectly (i) solicit any employee of Employer/Willis ("Protected Employees") to work for Employee or any third party, including any competitor (whether an individual or a competing company) of Employer/Willis or (ii) induce any such employee of Employer/Willis to leave the employ of Employer/Willis.

For purposes of this paragraph 3, "Territories" shall refer to those counties where the Restricted Clients, Restricted Prospects, or Protected Employees of Employer/Willis are present and available for solicitation.

4. Term and Termination. This Agreement shall commence upon the effective date first set forth above and shall continue until terminated (i) by either party, with or without cause, upon thirty calendar days prior written notice, (ii) immediately by Employer upon any willful misconduct or material breach by Employee of this Agreement, or (iii) immediately upon the Employee's death or disability (as disability is defined in Employer's Long Term Disability Benefits Plan). Should Employer give Employee thirty days notice of termination, (i) Employee will not, thereafter, be entitled to access to the office premises of Employer and (ii) said thirty calendar days shall be treated as four weeks' pay for purposes of severance arrangements and/or calculating pay in lieu of prior notice. Paragraphs 2, 3, 5 and 7 shall survive termination of this Agreement.

5. Mandatory Binding Arbitration. Except for a claim beginning with a request for injunctive relief brought by Employer or Employee, Employer and Employee agree that any dispute arising either under this Agreement or from the employment relationship shall be resolved by arbitration - it is understood that disputes arising either under this Agreement or from the employment relationship shall be understood to include, but not be limited to, any and all disputes concerning any claim by the Employee against the Employer/Willis concerning or relating to (i) alleged illegal discrimination against the Employee in the terms and conditions of employment (including but not limited to any claim of alleged illegal discrimination on the basis of race, color, religion, sex, gender, national origin, age, physical disability and/or mental disability), (ii) alleged public policy violations, (iii) alleged wrongful employment termination and/or (iv) any other disputes arising from or in connection with the employment relationship. Each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute. The party invoking arbitration shall notify the other party in writing (the "Written Notice"). The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator. If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association ("AAA") or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator. The arbitration shall be (i) conducted in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes, (ii) held at a location reasonably convenient to that office of the Employer at which the Employee had most recently been assigned and (iii) completed within six months (or within such other time as the parties may mutually agree) of the receipt of Written Notice by the party being notified. The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes. The arbitrator's decision shall be final and binding and enforceable in any court of competent jurisdiction. To the extent permitted by applicable law, each party shall bear its own costs, including attorneys' fees, and share all costs of the arbitration equally. Nothing provided herein shall interfere with either party's right to seek or receive damages or costs as may be allowed by applicable statutory law.

6. Representations and Warranties. Employee represents and warrants that Employee has reviewed and will abide by the Employer/Willis Code of Ethics.

7. Miscellaneous. Except as set forth below, this Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements and understandings regarding the subject matter herein; provided further that this Agreement shall be in addition to, and not in lieu of: (i) the Deferred Compensation Agreement by and between Employee and "Willis Americas Admin"2 that became effective as of May 1, 2009 (and by signing below, Employee acknowledges, understands and agrees that pursuant to the automatic assignment language as contained in paragraph 4 of this Deferred Compensation Agreement, Employer can enforce the provisions and terms of the Deferred Compensation Agreement); and (ii) any written agreement, if any, as may have previously been entered into by the Employee with either the Employer or with a parent or other affiliated company of the Employer in connection with any share purchase and option plan and/or any equity award (such agreement to be governed in all respects by that agreement's own terms and conditions). This Agreement may only be modified by a written instrument signed by both parties. If any term of this Agreement is rendered invalid or unenforceable by judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except for notices by Employer to Employee which Employer chooses to hand deliver to Employee, any notices given pursuant to this Agreement shall be sent by first class US postal service or overnight courier service to the addresses set forth below (or, to the then current address of a party, with both parties agreeing to promptly provide the other party with written notice of any change in address). This Agreement shall be governed by the law of the state in which Employee is assigned a regular office location by Employer, without giving effect to that state's conflicts of law principles. The waiver by either party of any breach of this Agreement shall not operate or be construed as a waiver of that party's rights upon any subsequent breach. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Employee and the successors and assigns of Employer. Should Employee be transferred or reassigned from Employer to a parent company or affiliate of Employer, this Agreement shall be deemed to be automatically assigned by Employer to such new employer. Employee's acceptance of Employee's first payment of compensation from such new employer shall be deemed as Employee's acknowledgment of (i) such assignment and (ii) the continuation of Employee's employment pursuant to the terms and conditions of this Agreement. Employee acknowledges and agrees that (i) the consideration provided to Employee by Employer as set forth in this Agreement (inclusive of Exhibit A hereto) is sufficient to support covenants made by Employee to Employer within this Agreement and (ii) following Employee's execution of this Agreement, Employee will at no time challenge the sufficiency and/or adequacy of the consideration provided in exchange for the various covenants provided by Employee to Employer within this Agreement. Monetary damages may not be an adequate remedy for Employee's breach of paragraphs 2 or 3 of this Agreement and Employer may, in addition to recovering legal damages (including lost commissions and fees), proceed in equity to enjoin Employee from violating any of the provisions. Upon the commencement by the Employee of employment with any third party, during the two (2) year period following termination of employment hereunder, the Employee shall promptly inform such new employer of the substance of paragraphs 2 and 3 of this Agreement.

2 It is understood and agreed that the reference to "Willis Americas Admin" in the May 1, 2009 Deferred Compensation Award Agreement is intended to be a reference to "Willis Americas Administration, Inc.".

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to become effective as of the date first above written.

EMPLOYER:
Willis North America Inc.
One World Financial Center
200 Liberty Street
New York, NY 10281-1003
/s/ Celia Brown
Title: Group Human Resources Director

EMPLOYEE: Todd J. Jones
/s/ Todd Jones
Date: 8/22/13

EXHIBIT A-LETTER AGREEMENT

Willis
REPLY TO:
Celia R. Brown
Global Human Resources Director
Willis Group Holdings PLC
One World Financial Center
200 Liberty Street, 7th Floor
New York, NY 10281
Direct line: 212-915-8556
E-mail: celia.brown©vJillis.com

August 1, 2013
Todd J. Jones

Dear Todd:

We are delighted to provide this Letter Agreement1 to confirm our offer and your acceptance of the position of Chief Executive Officer of Willis North America Inc. (which is referred to hereafter as the "Company" or "Willis"). This offer is conditioned upon you signing and returning to me, both this letter and the enclosed July 1, 2013 Restated Employment Agreement no later than August 30, 2013 (the "Signing Requirements"). Subject to satisfaction of the Signing Requirements, you shall be promoted to the position of Chief Executive Officer of Willis North America Inc. effective July 1, 2013.

Compensation and benefits:

• Base Salary: Subject to satisfaction of the Signing Requirements, effective July 1, 2013, your salary will become $50,000 per month (to be paid less applicable withholdings). This monthly rate is equivalent to $600,000 on an annual basis. You acknowledge that such monthly salary rate is a substantial increase in your monthly salary rate (i.e., as compared to your monthly salary rate prior to July 1, 2013). You will be eligible for an annual salary review, with your next salary review to occur on or about April 1, 2014. Your compensation (including your base salary and any incentive compensation) and benefits may be adjusted, in accordance with the Company's normal compensation and benefits administration procedures, upon your annual review or from time to time.

• General Benefits: You will continue to participate in those Company employee benefit programs which are generally made available to the Company's associates, in accordance with and subject to the normal terms and conditions of those programs.

• Annual Incentive Plan ("AIP"): You will continue to participate in the Willis Annual Incentive Plan (the terms of which may be modified by the Company from time to time) under which you may become eligible to receive an annual bonus payment. Any bonus distributions to you under the AlP shall rest in the discretion of the Company and will be subject to applicable withholdings. To the extent you are eligible to receive AlP, your target AlP amount will be equal to 125% of your applicable base salary on an annualized basis. It is further provided that, at the Company's discretion, any AlP bonus distribution to you may be made, in whole or in part, in the form of (i) restricted stock units of Willis Group Holdings issued to you.

1This letter shall supersede and replace any prior employment offer or transfer letter that the Company may have

Public Limited Company or other instruments (including, but not limited to, other forms of security instruments), any and or all of which may be a form of deferred compensation and/or subject to vesting schedules and/or (ii) a restricted cash payment that is subject to a vesting schedule and/or repayment obligation under such circumstances as Willis may specify. Each of the foregoing forms of compensation will be subject to such other terms and conditions as Willis specifies, in accordance with Willis' usual compensation practices and procedures (as may be modified from time to time). Your participation in the AlP shall be subject to the other terms and conditions of such plan. Among other conditions, you must be in the active employ of the Company at the time that any bonus payment is normally paid in order to be eligible to receive such bonus payment.

• Long Term Incentive Plan: The Company will award you a Long Term Incentive Plan ("LTIP") target equity grant award equal to $750,000. Any equity award to you will be made at the same time with the same terms, including performance conditions as other similarly situated executives. Any LTIP participation shall be subject to the usual terms and conditions of the L TIP and of the Company's applicable share plans, any and all of which may be amended from time to time. Being offered an L TIP equity grant award in a given year will not obligate the Company to offer or provide any equity grant award in any subsequent year.

• Termination without Good Cause/Good Reason: Pursuant to the terms of your July 1, 2013 Restated Employment Agreement, the Company or you may terminate your employment at any time without cause by providing thirty days prior written notice of termination (which thirty days days shall be treated as four weeks' pay for severance purposes). Provided further that, if your employment is terminated by the Company without "Good Cause" (as defined below) or if you resign your employment for "Good Reason" (as defined below) and subject to you executing a Severance Agreement and Release in such form and content as Willis provides, you will thereafter receive severance pay equivalent to (1) twelve months' base salary2 (subject to applicable withholdings) paid over twelve months in equal semi-monthly installment payments and (2) a one-time payment of your applicable target award under the Company's Annual Incentive Plan (subject to applicable withholdings) paid at the time the Company terminates your employment.

All other compensation and other benefits shall cease following such employment termination (except for any accrued salary due with respect to service provided prior to employment termination and except for any accrued and vested pension benefits, if any, or other vested benefits, if any, payable in the future). If you ever become eligible to receive any severance payments described in this offer letter, you agree that (i) such severance payments will be subject to discontinuance at the Company's discretion if you violate the terms of any surviving written restrictive covenants you may have with the Company and/or with its affiliates and (ii) your acceptance of any such payments shall constitute your knowing and voluntary waiver of any right or claim to receive severance benefits from the Company (or any of its affiliates) pursuant to any severance benefit plan (if any) that the Company (or any of its affiliates) may, at the time of your employment termination, maintain.

"Good Cause" for purposes of this Letter Agreement is defined as (i) your gross and/or chronic neglect of your duties, (ii} your conviction of a felony or misdemeanor involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct by you in connection with your employment, (iv) the issuance of any final order for your removal as an associate of the Company by any state or federal regulatory agency, (v) your violation of the restrictive covenant provisions contained in your Employment Agreement or other agreement with the Company or any of its affiliates, (vi) your material breach of any duty owed to the Company or any of its affiliates, including, without limitation, the duty of loyalty, (vii) your material breach of any of your other material obligations under your Employment Agreement or other agreement with the Company or any of its affiliates, or (viii) any material breach of the Company's Code of Ethics by you. Good Cause shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position. You will not be entitled to severance pay of any type from the Company following employment termination for Good Cause.

2For purposes of calculating any such severance pay, the Company shall apply your monthly base salary rate as in effect immediately prior to your employment termination.

"Good Reason" for purposes of this Letter Agreement is defined as one of the following events which has occurred without your written consent: (i) a material diminution in your status, title, position, authority or responsibilities, (ii) a reduction in your monthly base salary, (iii} a material breach by the Company of any material provision of this
Letter Agreement, (iv) a requirement that you relocate your office outside of a radius of 35 miles from the current office location of One World Financial Center at 200 Liberty Street in New York City. You may not resign or otherwise terminate your employment for any reason set forth above as Good Reason unless you first notify the Company in writing describing such Good Reason, and thereafter, such Good Reason is not corrected by the Company within thirty days of the Company's receipt of such notice.

Todd, we look forward to your continuing work with, and contributions to, the Willis team!

Sincerely,

Celia Brown
Executive Vice President, Willis Group Human Resources Director
Enclosure

I, Todd J. Jones, sign below to provide my agreement to accept the position described above and to be employed pursuant to the terms and conditions set forth above: